EXHIBIT 15

TXU Corp

1601 Bryan Street

Dallas, TX 75201

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (TXU Corp.) for the three-month and nine-month periods ended September 30, 2005 and 2004, as indicated in our report dated November 7, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in Registration Statement Nos. 333-37652, 333-64504, 333-64504-01, 333-64504-02, 333-71004, 333-71004-01, 333-71004-02, 333-84418, 333-84418-01, 333-84418-02, 333-110125 and Amendment No. 1 thereto, 333-103922, and 333-115159 on Form S-3; Registration Statement No. 333-125815 on Form S-4; and Registration Statement Nos. 333-32833, 333-32837, 333-45657, 333-46671, 333-62014, 333-92260, 333-105133 and Amendment No. 1 to Registration Statement No. 333-125169 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte and Touche LLP

Dallas, Texas

November 7, 2005